STAR ALLIANCEINTERNATIONAL CORP.
BOARD RESOLUTION

The following is a true copy of the resolution duly adopted by the Board of Directors of the Corporation at a special meeting, notice to this meeting having been waived;

WHEREAS the undersigned was appointed as Chief Financial Officer and has served in said capacity to date, he has determined at this time to formally RESIGN and renounce all further corporate designation or affiliation with **STAR ALLIANCE INTERNATIONAL CORP.** and hereby formally RESIGNS, and severs any and all official ties, duties, obligations or liabilities regarding **STAR ALLIANCE INTERNATIONAL CORP.** , and does hereby, by affixing, his signature hereto, officially as his last corporate act, DOES HEREBY RESIGN. This Resignation is not the result of any dispute with management. In addition, the undersigned hereby formally RESIGNS from his positions as Chief Financial Officer of the Corporation.

DATED: May 16th, 2018

/s/

Kung Eng Wah